Exhibit 99.1
News Release
Bally Total Fitness Obtains Waiver and Forbearance Agreements With Noteholders
Defaults Waived Until July 13, 2007;
Company Continues to Pursue a Consensual Restructuring
CHICAGO, May 15 /PRNewswire-FirstCall/ — Bally Total Fitness (OTC: BFTH), one of the largest operators of fitness centers in the U.S., announced today that it has secured limited waiver and forbearance agreements from the requisite holders of its 10-1/2% Senior Notes due 2011 and its 9-7/8% Senior Subordinated Notes due 2007. As previously announced, the waivers relate to the Company’s inability to file its Annual Report on Form 10-K for fiscal 2006 and Quarterly Report on Form 10-Q for the first quarter of 2007 with the Securities and Exchange Commission on a timely basis and the Company’s non-payment of interest on its Senior Subordinated Notes, each of which are defaults under the indentures governing the notes.
Under terms of the agreements, noteholders will waive the defaults and forbear from exercising any related remedies until July 13, 2007, on terms similar to the recently executed forbearance agreement under the Company’s senior secured credit facility. That agreement required that forbearance arrangements be in place with holders of a majority of the Senior Notes and at least 75% of the Senior Subordinated Notes by May 14, 2007. Holders of more than 80% of the Senior Notes and the Senior Subordinated Notes signed forbearance agreements with the Company. Copies of the agreements will be filed as exhibits to a Current Report on Form 8-K that the Company will file with the SEC.
Don R. Kornstein, Bally’s Chief Restructuring Officer and interim Chairman, said, “We greatly appreciate the support of our noteholders, which has enabled the Company to secure forbearance agreements from all three of our key creditor groups. With these collective arrangements now in place, we can continue to focus on completing the Company’s 2006 financial statements and negotiating a consensual restructuring to de-lever the Company’s balance sheet and establish a strong and stable financial foundation for Bally Total Fitness.”
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 400 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.